As filed with the Securities and Exchange Commission on February 28, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Woodside Energy Group Ltd

(Exact name of registrant as specified in its charter)

Australia	N/A
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Woodside Energy Group Ltd Mia Yellagonga, 11 Mount Street Perth, Western Australia Australia	6000
(Address of Principal Executive Offices)	(Zip Code)

EQUITY AWARD RULES

(Full title of the plans)

Woodside Energy (USA) Inc.

3040 Post Oak Blvd Floor 18, Suite 1800-124

Houston, TX 77056

(Name and address of agent for service)

(713) 401-0000

(Telephone number, including area code, of agent for service)

Copies to:

Robert L. Kimball

Scott D. Rubinsky

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3900

Dallas, Texas 75201

(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).  ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Form S-8 registers transactions in ordinary shares of Woodside Energy Group Ltd (the “Registrant”), no par value per share (“Shares”), underlying awards to be granted under the Equity Award Rules (the “Plan”) to participants in the Plan who are residents or citizens of the United States or Trinidad and Tobago as well as any other service provider granted awards under the Plan (the “Covered Participants”). Shares are traded in the United States in the form of American Depositary Shares (“ADSs”) and awards granted under the Plan may be settled in Shares or ADSs. This Form S-8 does not register all awards granted under the Plan worldwide. The Registrant will provide the Covered Participants with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 424 of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)	The Registrant’s Form 20-F filed with the Commission on February 27, 2023, which includes audited financial statements for the latest fiscal year for which such statements have been filed; and

(b)

The description of the Registrant’s Shares contained in its Registration Statement on Form 8-A (File No. 001-41404) filed with the Commission on May 23, 2022 pursuant to Section 12 of the Securities Exchange Act, which incorporates by reference the description of the Shares and the American Depositary Shares set forth in the Registrant’s Registration Statement on Form F-4 (File No. 333-264268), filed with the Commission on April 13, 2022, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and, to the extent specifically designated therein, Reports of Foreign Private Issuer on Form 6-K furnished by the Registrant to the Commission that are identified in such forms as being incorporated into this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Corporations Act 2001 of Australia (“Corporations Act”) and the Registrant’s constitution, as such provisions relate to the indemnification of the Registrant’s directors and officers. This description is intended only as a summary and is qualified in its entirety by reference to the Corporations Act and the constitution.

Australian law. Australian law provides that a company or a related body corporate of the company may provide for indemnification of a person as an officer or auditor of the company, except to the extent of any of the following liabilities incurred as an officer or auditor of the company:

•	a liability owed to the company or a related body corporate of the company;

•	a liability for a pecuniary penalty order made under Section 1317G or a compensation order under Section 961M, 1317H, 1317HA, 1317HB, 1317HC or 1317HE of the Corporations Act; or

•	a liability that is owed to someone other than the company or a related body corporate of the company and did not arise out of conduct in good faith.

Australian law provides that a company or related body corporate of the company must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred:

•	in defending or resisting proceedings in which the officer or director is found to have a liability for which they cannot be indemnified as set out above;

•	in defending or resisting criminal proceedings in which the person is found guilty;

•

in defending or resisting proceedings brought by the Australian Securities and Investments Commission (“ASIC”) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (except costs incurred in responding to actions taken by the ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or

•	in connection with proceedings for relief to the officer or a director under the Corporations Act, in which the court denies the relief.

The Registrant’s Constitution. To the extent permitted by and subject to the Corporations Act, the Registrant’s Constitution provides that the Registrant must, to the extent the person is not otherwise indemnified, indemnify every officer and employee of the Registrant and its wholly owned subsidiaries, and may indemnify its auditor, against a liability incurred as an officer, employee or auditor to a person (other than the Registrant or a related body corporate) including a liability incurred as a result of appointment or nomination by the Registrant or a subsidiary as a trustee or as an officer of another corporation or body (including a statutory authority), unless the liability arises out of conduct involving a lack of good faith.

The Registrant’s Constitution provides, subject to the Corporations Act, that the Registrant may enter into, and pay premiums on, an insurance policy in respect of any person where it is in the interests of the Registrant to do so. The Registrant has paid premiums for a “directors and officers” insurance policy, which insures Directors, company secretaries and employees against certain liabilities (including legal costs) they may incur in carrying out their duties for the Registrant.

Commission Position. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Constitution of Woodside Energy Group Ltd (incorporated by reference to Exhibit 99.4 to the Registrant’s Form 6-K filed with the Commission on May 20, 2022).

5.1*	Opinion of Herbert Smith Freehills regarding the legality of the securities being registered.

10.1*	Equity Award Rules.

23.1*	Consent of Ernst & Young.

23.2*	Consent of Herbert Smith Freehills (included as part of its opinion filed as Exhibit 5.1).

23.3*	Consent of PricewaterhouseCoopers.

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

107.1*	Calculation of Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Perth, State of Western Australia, Australia on February 28, 2023.

Woodside Energy Group Ltd

By:	/s/ Graham Tiver
Name: Graham Tiver
Title: Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Graham Tiver as the undersigned’s true and lawful attorney-in-fact and agent, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to affect the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following person in the capacities indicated.

Name	Title	Date

/s/ Marguerite O’Neill	Chief Executive Officer	February 28, 2023
Marguerite O’Neill	(Principal Executive Officer)

/s/ Graham Tiver	Chief Financial Officer	February 28, 2023
Graham Tiver	(Principal Financial Officer and Principal Accounting Officer)

/s/ Richard Goyder, AO	Non-Executive Director	February 28, 2023
Richard Goyder, AO

/s/ Larry Archibald	Non-Executive Director	February 28, 2023
Larry Archibald

/s/ Frank C. Cooper, AO	Non-Executive Director	February 28, 2023
Frank C. Cooper, AO

/s/ Swee Chen Goh	Non-Executive Director	February 28, 2023
Swee Chen Goh

Name	Title	Date

/s/ Christopher M. Haynes, OBE	Non-Executive Director	February 28, 2023
Christopher M. Haynes, OBE

/s/ Ian Macfarlane	Non-Executive Director	February 28, 2023
Ian Macfarlane

/s/ Ann Pickard	Non-Executive Director	February 28, 2023
Ann Pickard

/s/ Sarah Ryan	Non-Executive Director	February 28, 2023
Sarah Ryan

/s/ Gene T. Tilbrook	Non-Executive Director	February 28, 2023
Gene T. Tilbrook

/s/ Ben Wyatt	Non-Executive Director	February 28, 2023
Ben Wyatt

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, Woodside Energy Group Ltd has duly caused this registration statement to be signed by the following duly authorized representative in the United States on February 28, 2023.

Woodside Energy (USA) Inc.

By:	/s/ Louise Hornby
Name:	Louise Hornby
Title:	Director